Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
May 1, 2006		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Reports 1st Quarter 2006 Results
Earnings Up 73% Over First Quarter 2005
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today reported first quarter 2006 earnings of $1.2 million, a 72.5% increase over the same period last year. Continued growth in the loan portfolio, a changing balance sheet mix, and the addition of the insurance company all contributed to the strong results. Earnings per share, diluted were $.22 for the quarter compared to the first quarter 2005 results of $.13.
Thomas A. Young, Jr., President and Chief Executive Officer of Alliance Bankshares, said, “The first quarter results get us off to a tremendous start for 2006. Loans were up 46.9% or $105.5 million over the 2005 level of $224.8 million. Our loan to deposit ratio increased to 71.4%, putting more of our deposits to work supporting loans rather than securities. We are particularly pleased with the results of our insurance activities, which contributed $176 thousand to our first quarter results, ahead of our internal expectations.”
Total assets were $608.3 million or $44.8 million greater than March 31, 2005 level of $563.5 million. Total deposits grew by $17.4 million or 3.9% to $462.5 million as of March 31, 2006, compared to $445.1 million as of March 31, 2005. Investment securities were $205.5 million as of March 31, 2006 down $16.6 million from the March 31, 2005 level of $222.1 million. As the loan portfolio grows, the organization remains committed to strong credit quality resulting in nominal net charge-offs and very low levels of past due loans. As of March 31, 2005, a single residential real estate loan of $204 thousand was in non accrual status.
Earnings per share, diluted amounted to $.22 for the first quarter of 2006 compared to $.13 for the same period in 2005. Our net interest margin continues to improve and in the first quarter was 3.64% or 27 basis points greater than the first quarter 2005 net interest margin of 3.38%. The organization anticipates pressure on the net interest margin in 2006, as funding costs rise.
For the first quarter, Alliance Home Funding, LLC met internal expectations. “The first quarter is a traditionally soft quarter in the mortgage business. We had several success stories on the recruiting front in the first quarter adding two new teams. We do believe we have the people and processes in place to have our mortgage company make a meaningful contribution to earnings in the coming quarters,” said Frank H. Grace, III, President of Alliance Home Funding.

Harvey E. Johnson, Jr., Chairman of the Board of Directors said, “We continue to capitalize on our mission: to build long term relationships by listening to our clients, understanding their needs and providing customized financial solutions that exceed their expectations. Our results confirm that this is a winning strategy.”
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
###

ALLIANCE BANKSHARES CORPORATION
Balance Sheets

	March 31,	December 31,	March 31,
	2006*	2005	2005*
	(Dollars in thousands, except per share)
ASSETS
Cash and due from banks	$30,916	$25,224	$22,025
Federal funds sold	16,156	37,522	71,363
Investment securities available-for-sale, at fair value	205,431	228,691	222,001
Investment securities held-to-maturity, at amortized cost	100	100	100
Loans held for sale	14,502	5,936	16,559
Loans, net of unearned discount and fees	330,282	304,228	224,764
less: allowance for loan losses	(3,713)	(3,422)	(2,510)

Loans, net	326,569	300,806	222,254
Premises and equipment, net	2,681	1,952	2,347
Other assets	11,927	11,254	6,817

TOTAL ASSETS	$608,282	$611,485	$563,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$195,468	$185,877	$181,265
Interest-bearing deposits	267,048	275,301	263,854

Total deposits	462,516	461,178	445,119
Repurchase agreements, federal funds purchased and other borrowings	45,171	58,089	40,555
Federal Home Loan Bank advances	38,000	30,000	20,000
Trust Preferred Capital Notes	10,310	10,310	10,310
Other liabilities	2,931	3,297	1,628
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	558,928	562,874	517,612

STOCKHOLDERS’ EQUITY	49,354	48,611	45,854

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$608,282	$611,485	$563,466

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Income Statements

	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2006*	2005*
INTEREST INCOME:
Loans	$6,186	$3,624
Investment securities	2,446	2,155
Federal funds sold	141	203

Total interest income	8,773	5,982
INTEREST EXPENSE:
Deposits	2,013	1,517
Purchased funds and other borrowings	1,802	585

Total interest expense	3,815	2,102

Net interest income	4,958	3,880
Provision for loan losses	290	212

Net interest income after provision for loan losses	4,668	3,668

OTHER INCOME:
Deposit account service charges	40	49
Gain on sale of loans	1,065	624
Net gain (loss) on sale of securities	(72)	(27)
Other operating income	590	74

Total other income	1,623	720
OTHER EXPENSES:
Salaries and employee benefits	2,595	1,946
Occupancy expense	377	296
Equipment expense	254	187
Operating expenses	1,349	1,262

Total other expenses	4,575	3,691

INCOME BEFORE INCOME TAXES	1,716	697
Income tax expense	560	27

NET INCOME	$1,156	$670

Net income per common share, basic	$0.24	$0.14

Net income per common share, diluted	$0.22	$0.13

Weighted average number of shares, basic	4,811,050	4,795,825

Weighted average number of shares, diluted	5,139,381	5,103,873

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Statistical Information

	March 31,		March 31,
	2006*		2005*
	(Dollars in thousands, except per share)
Performance Information:

For The Quarter Ended:
Earnings per share, basic	$0.24		$0.14
Earnings per share, diluted	0.22		0.13
Return on average assets	0.80%		0.53%
Return on average equity	9.58%		5.82%
Net interest margin**	3.64%		3.38%

Deposit Mix:***
Non-Interest Bearing Deposits/Total Deposit	42.3%		40.7%

Credit Quality Ratios:****
Allowance for loan losses to total loans	1.12%		1.12%
Allowance for loan losses to non-accrual loans	18.2	X	NM
Allowance for loan losses to nonperforming assets	7.3	X	NM
Nonperforming assets to total assets	0.08%		0.00%
Net chargeoffs to average loans	0.00%		0.00%

Capital Information:
Book value per share	$10.26		$9.56
Tier I risk-based capital ratio	15.4%		19.7%
Total risk-based capital ratio	16.3%		20.5%
Leverage capital ratio	10.3%		11.6%
Total equity to total assets ratio	8.1%		8.1%

*	Unaudited financial results

**	On a fully tax-equivalent basis assuming a 34% federal tax rate.

***	Growth from the preceding year end.

****	Nonperforming assets are defined as non-accrual loans, impaired loans, and loans past due 90 days or more and still accruing interest.